Exhibit 99.1

Press Release

For Immediate Release

Contact: David A. Brager
President and Chief Executive Officer
(909) 980-4030

CVB Financial Corp. Reports Earnings for the Second Quarter 2024

Second Quarter 2024

•	Net Earnings of $50 million, or $0.36 per share
•	Return on Average Assets of 1.24%
•	Return on Average Tangible Common Equity of 15.51%
•	Net Interest Margin of 3.05%

Ontario, CA, July 24, 2024-CVB Financial Corp. (NASDAQ:CVBF) and its subsidiary, Citizens Business Bank (the “Company”), announced earnings for the quarter ended June 30, 2024.

CVB Financial Corp. reported net income of $50.0 million for the quarter ended June 30, 2024, compared with $48.6 million for the first quarter of 2024 and $55.8 million for the second quarter of 2023. Diluted earnings per share were $0.36 for the second quarter, compared to $0.35 for the prior quarter and $0.40 for the same period last year. Net income of $50.0 million for the second quarter of 2024 produced an annualized return on average equity (“ROAE”) of 9.57%, an annualized return on average tangible common equity (“ROATCE”) of 15.51%, and an annualized return on average assets (“ROAA”) of 1.24%.

David Brager, President and Chief Executive Officer of Citizens Business Bank, commented, “For nearly 50 years, Citizens Business Bank has focused on benefiting our customers, communities, and our associates. The second quarter financial results represent our 189th consecutive quarter of profitability and the Bank has maintained its steady and stable performance in the face of a challenging environment.”

Highlights for the Second Quarter of 2024

•	Average deposits increased $245.3 million compared to the first quarter of 2024
•	Noninterest-bearing deposits were 60% of total deposits for the second quarter of 2024
•	Net charge-offs were $31,000 for the second quarter of 2024
•	CET1 Ratio > 15% and TCE Ratio = 8.7% as of June 30, 2024
•	Noninterest expense decreased by $3.3 million compared to the first quarter of 2024
•	Efficiency Ratio improved to 45.1%, compared to 47.2% in the first quarter of 2024
•	Net interest margin of 3.05%, declined by 5 basis points compared to the first quarter of 2024
•	Dividend payout ratio was 56% for the second quarter of 2024

INCOME STATEMENT HIGHLIGHTS

	Three Months Ended			Six Months Ended
	June 30, 2024	March 31, 2024	June 30, 2023	June 30, 2024	June 30, 2023
	(Dollars in thousands, except per share amounts)

Net interest income	$110,849	$112,461	$119,535	$223,310	$245,263
Recapure of (provision for) credit losses	-	-	(500)	-	(2,000)
Noninterest income	14,424	14,113	12,656	28,537	25,858
Noninterest expense	(56,497)	(59,771)	(54,017)	(116,268)	(108,898)
Income taxes	(18,741)	(18,204)	(21,904)	(36,945)	(45,183)

Net earnings	$50,035	$48,599	$55,770	$98,634	$115,040

Earnings per common share:
Basic	$0.36	$0.35	$0.40	$0.71	$0.83
Diluted	$0.36	$0.35	$0.40	$0.71	$0.82

NIM	3.05%	3.10%	3.22%	3.07%	3.33%
ROAA	1.24%	1.21%	1.36%	1.22%	1.42%
ROAE	9.57%	9.31%	11.03%	9.44%	11.58%
ROATCE	15.51%	15.13%	18.39%	15.32%	19.46%
Efficiency ratio	45.10%	47.22%	40.86%	46.17%	40.17%

Net Interest Income

Net interest income was $110.8 million for the second quarter of 2024. This represented a $1.6 million, or 1.43%, decline from the first quarter of 2024, and an $8.7 million, or 7.27%, decrease from the second quarter of 2023. The quarter-over-quarter decrease in net interest income was due to a five basis point decline in net interest margin. The decline in net interest income compared to the second quarter of 2023 was due to a 17 basis point decrease in net interest margin and a $294.2 million decline in average earning assets.

Net Interest Margin

Our tax equivalent net interest margin was 3.05% for the second quarter of 2024, compared to 3.10% for the first quarter of 2024 and 3.22% for the second quarter of 2023. The five basis point decrease in our net interest margin compared to the first quarter of 2024, was the result of a seven basis point increase in our cost of funds, offset by a three basis point increase in our interest-earning asset yield. The three basis point increase in our interest-earning asset yield was due to the net impact of a seven basis point increase in the yield on investment securities, an increase in funds held at the Federal Reserve and a four basis point decrease in loan yields. The increase in investment yields was primarily due to the increased spread on pay-fixed swaps. The mix of earning assets was positively impacted by the increase in average funds held at the Federal Reserve, yielding 5.4%, which increased from 3% of earning assets in the prior quarter to nearly 5% in the second quarter of 2024. Our cost of funds increased in the second quarter to 1.38%, as our cost of deposits and customer repurchase agreements increased by 14 basis points to 0.87%. Non-maturity interest-bearing deposits also increased in cost from the prior quarter by 14 basis points, while time deposits increased on average by $286 million, with an increase to the cost of time deposits of 79 basis points. On average, borrowings decreased by $142 million compared to the first quarter, while continuing to have an average cost of 4.76%. The decrease in net interest margin of 17 basis points, compared to the second quarter of 2023, was primarily the result of a 55 basis point increase in cost of funds. This increase in cost of funds from the prior year was the result of a 53 basis point increase in the cost of deposits and an increase in the level of borrowings, which grew on average by $323 million. A 36 basis point increase in earning asset yields over the prior year quarter partially offset the increase in funding costs. Included in the higher earning asset yields, were higher loan yields, which grew from 5.01% for the second quarter of 2023 to 5.26% for the second quarter of 2024. Additionally, the yield on investment securities increased by 34 basis points from the prior year quarter, primarily due to the positive spread generated from the Company’s pay-fixed swaps, in which the Company receives daily SOFR and pays a weighted average fixed cost of approximately 3.8%.

Earning Assets and Deposits

On average, total earning assets were stable between the first and second quarter of 2024 but declined by $294.2 million when compared to the second quarter of 2023. Compared to the second quarter of 2023, the mix of assets changed modestly, with the average balance of investment securities decreasing by $482.6 million and declining from 38% to 35.5% of total earning assets. Conversely, the average amount of funds held at the Federal Reserve increased by $356.9 million, growing from 2.4% of total earning assets in the second quarter of 2023 to 4.9% for the second quarter of 2024. Noninterest-bearing deposits declined on average by $29.4 million, or 0.41%, from the first quarter of 2024 and interest-bearing deposits and customer repurchase agreements increased on average by $252.6 million, including an increase in average time deposits of $285.8 million. Compared to the second quarter of 2023, total deposits and customer repurchase agreements declined on average by $631.1 million, or 4.93%, including a decline of $670 million in noninterest-bearing deposits. Non-maturity interest-bearing deposits and customer repurchase agreements decreased by $398.5 million on average, while time deposits grew on average by $437.5 million. On average, noninterest-bearing deposits were 60.20% of total deposits during the most recent quarter, compared to 61.72% for the first quarter of 2024 and 63.58% for the second quarter of 2023.

	Three Months Ended
SELECTED FINANCIAL HIGHLIGHTS	June 30, 2024		March 31, 2024		June 30, 2023
	(Dollars in thousands)
Yield on average investment securities (TE)	2.71%		2.64%		2.37%
Yield on average loans	5.26%		5.30%		5.01%
Yield on average earning assets (TE)	4.37%		4.34%		4.01%
Cost of deposits	0.88%		0.74%		0.35%
Cost of funds	1.38%		1.31%		0.83%
Net interest margin (TE)	3.05%		3.10%		3.22%
Average Earning Asset Mix	Avg	% of Total	Avg	% of Total	Avg	% of Total
Total investment securities	$5,206,959	35.49%	$5,357,708	36.59%	$5,689,606	38.01%
Interest-earning deposits with other institutions	716,916	4.89%	444,101	3.03%	353,610	2.36%
Loans	8,731,587	59.51%	8,824,579	60.26%	8,892,413	59.41%
Total interest-earning assets	14,673,474		14,644,400		14,967,661

Provision for Credit Losses

There was no provision for credit losses in the first and second quarter of 2024, compared to $500,000 in provision in the second quarter of 2023. Net charge-offs for the second quarter of 2024 were $31,000, compared to $4.0 million in the prior quarter. Projected loss rates were 0.95% at June 30, 2024, compared to 0.94% at March 31, 2024.

Noninterest Income

Noninterest income was $14.4 million for the second quarter of 2024, compared with $14.1 million for the first quarter of 2024 and $12.7 million for the second quarter of 2023. Second quarter income from Bank Owned Life Insurance (“BOLI”) decreased by $651,000 from the first quarter of 2024 and increased by $845,000 compared to the second quarter of 2023. We experienced $531,000 in death benefits that exceeded the asset value on certain policies in the first quarter of 2024 and approximately $800,000 in death benefits in the second quarter of 2023. There were no death benefits in the second quarter of 2024. As a result of the restructuring and enhancements in BOLI policies during the fourth quarter of 2023, the income derived from increases in the cash-surrender value of the policies was $1.6 million higher in the second quarter of 2024, when compared to the year-ago quarter.

Noninterest Expense

Noninterest expense for the second quarter of 2024 was $56.5 million, compared to $59.8 million for the first quarter of 2024 and $54.0 million for the second quarter of 2023. The $3.3 million quarter-over-quarter decrease was primarily due to the $3.0 million expense variance resulting from changes in the amount accrued as an estimate of the FDIC special assessment. In the first quarter of 2024, the FDIC revised and increased their initial loss estimate described in their final rule to implement a special assessment to recover the loss to the Deposit Insurance Fund (DIF) associated with protecting uninsured depositors following the closures of Silicon Valley Bank and Signature Bank by 25%, which resulted in the Company recording an additional $2.3 million for the FDIC special assessment in the first quarter. In the second quarter of 2024, the loss estimate was revised and reduced to reflect the initial amount assessed by the FDIC, resulting in a $700,000 reduction in this accrual. There was a $500,000 recapture of provision for unfunded loan commitments in the second quarter of 2024, compared to no provision or recapture in the first quarter of 2024. The $975,000 quarter-over-quarter decrease in staff related expenses included $1.5 million in lower payroll taxes, due to the timing of related payroll taxes, including the impact from the payment of bonuses in the first quarter of 2024. Software expense increased by $424,000 or 12% compared to the prior quarter. Marketing and promotion expense increased by $326,000 due to higher donations of $587,000 in the second quarter and professional services increased $471,000, including a $285,000 increase in legal expense, quarter-over-quarter.

The $2.5 million increase in noninterest expense year-over-year included increased staff related expenses of $1.9 million, or 5.60%. Marketing and promotion expense increased by $635,000 due to $673,000 in higher donations in the second quarter of 2024 and software expense increased $633,000, or 19% year-over-year. As a percentage of average assets, noninterest expense was 1.40% for the second quarter of 2024, compared to 1.48% for the first quarter of 2024 and 1.32% for the second quarter of 2023. The efficiency ratio for the second quarter of 2024 was 45.10%, compared to 47.22% for the first quarter of 2024 and 40.86% for the second quarter of 2023.

Income Taxes

Our effective tax rate for the quarter ended June 30, 2024 was 27.25%, compared with 28.20% for the same period of 2023. Our estimated annual effective tax rate can vary depending upon the level of tax-advantaged income from municipal securities and BOLI, as well as available tax credits.

BALANCE SHEET HIGHIGHTS

Assets

The Company reported total assets of $16.15 billion at June 30, 2024. This represented a decrease of $316.7 million, or 1.92%, from total assets of $16.47 billion at March 31, 2024. The decrease in assets included a $147.9 million decrease in interest-earning balances due from the Federal Reserve, a $116.0 million decrease in investment securities, and an $88.8 million decrease in net loans.

Total assets increased by $130.5 million, or 0.81%, from total assets of $16.02 billion at December 31, 2023. The increase in assets included a $559.9 million increase in interest-earning balances due from the Federal Reserve, offset by a $245.1 million decrease in investment securities, and a $219.0 million decrease in net loans.

Total assets at June 30, 2024 decreased by $333.0 million, or 2.02%, from total assets of $16.48 billion at June 30, 2023. The decrease in assets was primarily due to a $405.2 million decrease in investment securities and a $221.4 million decrease in net loans, partially offset by an increase of $282.7 million in interest-earning balances due from the Federal Reserve and a $57.0 million increase in the cash surrender value of BOLI.

Investment Securities and BOLI

Total investment securities were $5.18 billion at June 30, 2024, a decrease of $245.1 million, or 4.52% from December 31, 2023, and a decrease of $405.2 million, or 7.26%, from $5.58 billion at June 30, 2023.

At June 30, 2024, investment securities held-to-maturity (“HTM”) totaled $2.43 billion, a decrease of $24.7 million from the prior quarter end, a $34.7 million, or 1.41% decline from December 31, 2023, and a decrease of $82.8 million, or 3.30%, from June 30, 2023.

At June 30, 2024, investment securities available-for-sale (“AFS”) totaled $2.75 billion, inclusive of a pre-tax net unrealized loss of $487.9 million. AFS securities decreased by $91.3 million from the prior quarter end, by $210.3 million, or 7.12% from December 31, 2023 and decreased by $322.4 million, or 10.51%, from $3.07 billion at June 30, 2023. Pre-tax unrealized loss increased by $2.3 million from the end of the prior quarter, while increasing by $38.1 million from December 31, 2023 and declining by $9.8 million from June 30, 2023.

Combined, the AFS and HTM investments in mortgage backed securities (“MBS”) and collateralized mortgage obligations (“CMO”) totaled $4.12 billion or approximately 80% of the total investment securities at June 30, 2024. Virtually all of our MBS and CMO are issued or guaranteed by government or government sponsored enterprises, which have the implied guarantee of the U.S. Government. In addition, at June 30, 2024, we had $556.2 million of Government Agency securities that represent approximately 10.8% of the total investment securities.

Our combined AFS and HTM municipal securities totaled $486.5 million as of June 30, 2024, or 9.4% of our total investment portfolio. These securities are located in 35 states. Our largest concentrations of holdings by state, as a percentage of total municipal bonds, are located in Texas at 16.08%, Minnesota at 11.05%, and California at 9.70%.

At June 30, 2024, the Company had $314.3 million of Bank Owned Life insurance (“BOLI”), compared to $308.7 million at December 31, 2023 and $257.3 million at June 30, 2023. The $57.0 million increase in value of BOLI, when compared to June 30, 2023, was primarily due to a restructuring of the Company’s life insurance policies at the end of 2023, including a $4.5 million write-down in value on surrender policies that was offset by a $10.9 million enhancement to cash surrender values, as well as additional policy purchases totaling $41 million. This restructuring has increased returns on our BOLI policies resulting in additional non-taxable noninterest income in 2024.

Loans

Total loans and leases, at amortized cost, of $8.68 billion at June 30, 2024 decreased by $88.9 million, or 1.01%, from March 31, 2024. The quarter-over quarter decrease in loans included decreases of $55.6 million in commercial real estate loans, $8.9 million in SFR mortgage loans, $6.9 million in commercial and industrial, $6.6 million in construction loans, and $7.8 million in consumer and other loans.

Total loans and leases, at amortized cost, decreased by $223.1 million, or 2.50%, from December 31, 2023. The decrease in total loans included decreases of $119.6 million in commercial real estate loans, $62.3 million in dairy & livestock and agribusiness loans, $14.5 million in construction loans, and $13.7 million in commercial and industrial loans.

Total loans and leases, at amortized cost, decreased by $225.6 million, or 2.53%, from June 30, 2023. The $225.6 million decrease included decreases of $239.2 million in commercial real estate loans, $16.6 million in construction loans, $14.2 million in SBA loans, $7.0 million in municipal lease financings, and $5.2 million in consumer and other loans, partially offset by increases of $52.3 million in dairy & livestock and agribusiness loans and $4.4 million in SFR mortgage loans.

Asset Quality

During the second quarter of 2024, we experienced credit charge-offs of $51,000 and total recoveries of $20,000, resulting in net charge-offs of $31,000. The allowance for credit losses (“ACL”) totaled $82.8 million at June 30, 2024 and March 31, 2024, compared to $87.0 million at June 30, 2023. At June 30, 2024, ACL as a percentage of total loans and leases outstanding was 0.95%. This compares to 0.94% at March 31, 2024 and 0.98% at December 31, 2023 and June 30, 2023.

Nonperforming loans, defined as nonaccrual loans, including modified loans on nonaccrual, plus loans 90 days past due and accruing interest, and nonperforming assets, defined as nonperforming plus OREO, are highlighted below.

Nonperforming Assets and Delinquency Trends	June 30, 2024	March 31, 2024	June 30, 2023
Nonperforming loans	(Dollars in thousands)
Commercial real estate	$21,908	$10,661	$3,159
SBA	337	54	629
Commercial and industrial	2,712	2,727	2,039
Dairy & livestock and agribusiness	-	60	273
SFR mortgage	-	308	354
Consumer and other loans	-	-	-

Total	$24,957	$13,810	$6,454

% of Total loans	0.29%	0.16%	0.07%
OREO
Commercial real estate	$-	$-	$-
Commercial and industrial	647	647	-
SFR mortgage	-	-	-

Total	$647	$647	$-

Total nonperforming assets	$25,604	$14,457	$6,454

% of Nonperforming assets to total assets	0.16%	0.09%	0.04%

Past due 30-89 days (accruing)
Commercial real estate	$43	$19,781	$532
SBA	-	408	-
Commercial and industrial	103	6	-
Dairy & livestock and agribusiness	-	-	555
SFR mortgage	-	-	-
Consumer and other loans	-	-	-

Total	$146	$20,195	$1,087

% of Total loans	0.00%	0.23%	0.01%

Classified Loans	$124,728	$103,080	$77,834

The $11.1 million increase in nonperforming loans from March 31, 2024 was primarily due to the addition of three nonperforming commercial real estate loans totaling $10.9 million. Classified loans are loans that are graded “substandard” or worse. Classified loans increased $21.6 million quarter-over-quarter, primarily due to the addition of five classified dairy & livestock and agribusiness loans totaling $12.5 million and one classified commercial real estate loan of $7.6 million.

Deposits & Customer Repurchase Agreements

Deposits of $11.79 billion and customer repurchase agreements of $268.8 million totaled $12.06 billion at June 30, 2024. This represented a net decrease of $111.5 million compared to March 31, 2024. Total deposits at June 30, 2024 included $400 million in brokered time deposits. Deposits and customer repurchases increased on average from the prior quarter by $223.2 million, due to the growth in brokered deposits. Total deposits and customer repurchase agreements increased $353.9 million, or 3.02% when compared to $11.71 billion at December 31, 2023 and decreased $790.7 million, or 6.15% when compared to $12.85 billion at June 30, 2023.

Noninterest-bearing deposits were $7.09 billion at June 30, 2024, a decrease of $22.7 million, or 0.32%, when compared to $7.11 billion at March 31, 2024. Noninterest-bearing deposits decreased by $116.1 million, or 1.61% when compared to $7.21 billion at December 31, 2023, and decreased by $788.7 million, or 10.01% when compared to $7.88 billion at June 30, 2023. At June 30, 2024, noninterest-bearing deposits were 60.13% of total deposits, compared to 59.80% at March 31, 2024, 63.03% at December 31, 2023, and 63.55% at June 30, 2023.

Borrowings

As of June 30, 2024, total borrowings of $1.8 billion consisted of $1.3 billion from the Federal Reserve’s Bank Term Funding Program, at a cost of 4.76%, maturing in January of 2025, and $500 million of FHLB advances. The FHLB advances include maturities of $300 million, at an average cost of approximately 4.73%, maturing in May of 2026, and $200 million, at a cost of 4.27% maturing in May of 2027.

Capital

The Company’s total equity was $2.11 billion at June 30, 2024. This represented an overall increase of $34.5 million from total equity of $2.08 billion at December 31, 2023. Increases to equity included $98.6 million in net earnings, that were partially offset by $55.9 million in cash dividends and a $10.8 million decrease in other comprehensive income. We engaged in no stock repurchases during the first half of 2024. Our tangible book value per share at June 30, 2024 was $9.55.

Our capital ratios under the revised capital framework referred to as Basel III remain well-above regulatory standards.

		CVB Financial Corp. Consolidated
Capital Ratios	Minimum Required Plus Capital Conservation Buffer	June 30, 2024	December 31, 2023	June 30, 2023

Tier 1 leverage capital ratio	4.0%	10.5%	10.3%	9.8%
Common equity Tier 1 capital ratio	7.0%	15.3%	14.6%	14.1%
Tier 1 risk-based capital ratio	8.5%	15.3%	14.6%	14.1%
Total risk-based capital ratio	10.5%	16.1%	15.5%	14.9%

Tangible common equity ratio		8.7%	8.5%	7.8%

CitizensTrust

As of June 30, 2024, CitizensTrust had approximately $4.3 billion in assets under management and administration, including $3.0 billion in assets under management. Revenues were $3.4 million for the second quarter of 2024, compared to $3.3 million for the same period of 2023. CitizensTrust provides trust, investment and brokerage related services, as well as financial, estate and business succession planning.

Corporate Overview

CVB Financial Corp. (“CVBF”) is the holding company for Citizens Business Bank. CVBF is one of the 10 largest bank holding companies headquartered in California with approximately $16 billion in total assets. Citizens Business Bank is consistently recognized as one of the top performing banks in the nation and offers a wide array of banking, lending and investing services with more than 60 banking centers and three trust office locations serving California.

Shares of CVB Financial Corp. common stock are listed on the NASDAQ under the ticker symbol “CVBF”. For investor information on CVB Financial Corp., visit our Citizens Business Bank website at www.cbbank.com and click on the “Investors” tab.

Conference Call

Management will hold a conference call at 7:30 a.m. PDT/10:30 a.m. EDT on Thursday, July 25, 2024 to discuss the Company’s second quarter 2024 financial results. The conference call can be accessed live by registering at: https://register.vevent.com/register/BI4328ad5286e54a1c985328a9dd4a9a98

The conference call will also be simultaneously webcast over the Internet; please visit our Citizens Business Bank website at www.cbbank.com and click on the “Investors” tab to access the call from the site. Please access the website 15 minutes prior to the call to download any necessary audio software. This webcast will be recorded and available for replay on the Company’s website approximately two hours after the conclusion of the conference call and will be available on the website for approximately 12 months.

Safe Harbor

Certain statements set forth herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “will likely result”, “aims”, “anticipates”, “believes”, “could”, “estimates”, “expects”, “hopes”, “intends”, “may”, “plans”, “projects”, “seeks”, “should”, “will,” “strategy”, “possibility”, and variations of these words and similar expressions help to identify these forward-looking statements, which involve risks and uncertainties that could cause actual results or performance to differ materially from those projected. These forward-looking statements are based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company including, without limitation, plans, strategies, goals and statements about the Company’s outlook regarding revenue and asset growth, financial performance and profitability, capital and liquidity levels, loan and deposit levels, growth and retention, yields and returns, loan diversification and credit management, stockholder value creation, tax rates, the impact of economic developments, and the impact of acquisitions we have made or may make. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company, and there can be no assurance that future developments affecting the Company will be the same as those anticipated by management. The Company cautions readers that a number of important factors, in addition to those set forth below, could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements.

General risks and uncertainties include, but are not limited to, the following: the strength of the United States economy in general and the strength of the local economies in which we conduct business; the effects of, and changes in, trade, monetary, and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; inflation/deflation, interest rate, market and monetary fluctuations; the effect of acquisitions we have made or may make, including, without limitation, the failure to obtain the necessary regulatory approvals, the failure to achieve the expected revenue growth and/or expense savings from such acquisitions, and/or the failure to effectively integrate an acquisition target and key personnel into our operations; the timely development of competitive products and services and the acceptance of these products and services by new and existing customers; the impact of changes in financial services policies, laws, and regulations, including those concerning banking, taxes, securities, and insurance, and the application thereof by regulatory agencies; the effectiveness of our risk management framework and quantitative models; changes in the level of our nonperforming assets and charge-offs; the effect of changes in accounting policies and practices or accounting standards, as may be adopted from time-to-time by bank regulatory agencies, the U.S. Securities and Exchange Commission (“SEC”), the Public Company Accounting Oversight Board, the Financial Accounting Standards Board or other accounting standards setters; possible credit related impairments or declines in the fair value of loans and securities held by us; possible impairment charges to goodwill on our balance sheet; changes in customer spending, borrowing, and savings habits; the effects of our lack of a diversified loan portfolio, including the risks of geographic and industry concentrations; periodic fluctuations in commercial or residential real estate prices or values; our ability to attract or retain deposits or to access government or private lending facilities and other sources of liquidity; the possibility that we may reduce or discontinue the payment of dividends on our common stock; changes in the financial performance and/or condition of our borrowers; changes in the competitive environment among financial and bank holding companies and other financial service providers; technological changes in banking and financial services; geopolitical conditions, including acts or threats of terrorism, actions taken by the United States or other governments in response to acts or threats of terrorism, and/or military conflicts, which could impact business and economic conditions in the United States and abroad; catastrophic events or natural disasters, including earthquakes, drought, climate change or extreme weather events that may affect our assets, communications or computer services, customers, employees or third party vendors; public health crises and pandemics, and their effects on our asset credit quality, business operations, and employees, as well as the impact on general economic and financial market conditions; cybersecurity threats and fraud and the costs of defending against them, including the costs of compliance with legislation or regulations to combat fraud and cybersecurity threats; our ability to recruit and retain key executives, board members and other employees, and our ability to comply with federal and state employment laws and regulations; ongoing or unanticipated regulatory or legal proceedings or outcomes; and our ability to manage the risks involved in the foregoing. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company’s 2023 Annual Report on Form 10-K filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov).

The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements, except as required by law. Any statements about future operating results, such as those concerning accretion and dilution to the Company’s earnings or shareholders, are for illustrative purposes only, are not forecasts, and actual results may differ.

Non-GAAP Financial Measures — Certain financial information provided in this earnings release has not been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and is presented on a non-GAAP basis. Investors and analysts should refer to the reconciliations included in this earnings release and should consider the Company’s non-GAAP measures in addition to, not as a substitute for or as superior to, measures prepared in accordance with GAAP. These measures may or may not be comparable to similarly titled measures used by other companies.

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CVB FINANCIAL CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	June 30, 2024	December 31, 2023	June 30, 2023

Cash and due from banks	$174,454	$171,396	$231,316
Interest-earning balances due from Federal Reserve	669,740	109,889	387,039

Total cash and cash equivalents	844,194	281,285	618,355

Interest-earning balances due from depository institutions	7,345	8,216	30,478
Investment securities available-for-sale	2,745,796	2,956,125	3,068,151
Investment securities held-to-maturity	2,429,886	2,464,610	2,512,707

Total investment securities	5,175,682	5,420,735	5,580,858

Investment in stock of Federal Home Loan Bank (FHLB)	18,012	18,012	29,484
Loans and lease finance receivables	8,681,846	8,904,910	8,907,397
Allowance for credit losses	(82,786)	(86,842)	(86,967)

Net loans and lease finance receivables	8,599,060	8,818,068	8,820,430

Premises and equipment, net	43,232	44,709	45,518
Bank owned life insurance (BOLI)	314,329	308,706	257,348
Intangibles	12,416	15,291	18,303
Goodwill	765,822	765,822	765,822
Other assets	371,403	340,149	317,948

Total assets	$16,151,495	$16,020,993	$16,484,544

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing	$7,090,095	$7,206,175	$7,878,810
Investment checking	515,930	552,408	574,817
Savings and money market	3,409,320	3,278,664	3,627,858
Time deposits	774,980	396,395	316,036

Total deposits	11,790,325	11,433,642	12,397,521
Customer repurchase agreements	268,826	271,642	452,373
Other borrowings	1,800,000	2,070,000	1,495,000
Other liabilities	179,917	167,737	138,283

Total liabilities	14,039,068	13,943,021	14,483,177

Stockholders’ Equity
Stockholders’ equity	2,446,755	2,401,541	2,346,243
Accumulated other comprehensive loss, net of tax	(334,328)	(323,569)	(344,876)

Total stockholders’ equity	2,112,427	2,077,972	2,001,367

Total liabilities and stockholders’ equity	$16,151,495	$16,020,993	$16,484,544

CVB FINANCIAL CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED AVERAGE BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	Three Months Ended			Six Months Ended
	June 30, 2024	March 31, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Assets
Cash and due from banks	$162,724	$162,049	$178,405	$162,387	$176,776
Interest-earning balances due from Federal Reserve	704,023	433,421	347,161	568,722	192,913

Total cash and cash equivalents	866,747	595,470	525,566	731,109	369,689

Interest-earning balances due from depository institutions	12,893	10,680	6,449	11,786	8,704
Investment securities available-for-sale	2,764,096	2,900,097	3,162,917	2,832,097	3,189,384
Investment securities held-to-maturity	2,442,863	2,457,611	2,526,689	2,450,237	2,536,580

Total investment securities	5,206,959	5,357,708	5,689,606	5,282,334	5,725,964

Investment in stock of FHLB	18,012	18,012	32,032	18,012	30,459
Loans and lease finance receivables	8,731,587	8,824,579	8,892,413	8,778,083	8,927,672
Allowance for credit losses	(82,815)	(85,751)	(86,508)	(84,283)	(85,833)

Net loans and lease finance receivables	8,648,772	8,738,828	8,805,905	8,693,800	8,841,839

Premises and equipment, net	43,624	44,380	45,629	44,002	45,942
Bank owned life insurance (BOLI)	312,645	309,609	257,428	311,127	256,786
Intangibles	13,258	14,585	19,298	13,922	20,136
Goodwill	765,822	765,822	765,822	765,822	765,822
Other assets	390,834	350,319	308,789	370,575	319,885

Total assets	$16,279,566	$16,205,413	$16,456,524	$16,242,489	$16,385,226

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing	$7,153,315	$7,182,718	$7,823,496	$7,168,016	$7,957,357
Interest-bearing	4,728,864	4,454,135	4,481,766	4,591,500	4,551,121

Total deposits	11,882,179	11,636,853	12,305,262	11,759,516	12,508,478
Customer repurchase agreements	287,128	309,272	495,179	298,200	522,813
Other borrowings	1,850,330	1,991,978	1,526,958	1,921,154	1,250,863
Other liabilities	157,463	168,442	101,417	162,953	99,960

Total liabilities	14,177,100	14,106,545	14,428,816	14,141,823	14,382,114

Stockholders’ Equity
Stockholders’ equity	2,456,945	2,432,075	2,353,975	2,444,510	2,343,358
Accumulated other comprehensive loss, net of tax	(354,479)	(333,207)	(326,267)	(343,844)	(340,246)

Total stockholders’ equity	2,102,466	2,098,868	2,027,708	2,100,666	2,003,112

Total liabilities and stockholders’ equity	$16,279,566	$16,205,413	$16,456,524	$16,242,489	$16,385,226

CVB FINANCIAL CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended			Six Months Ended
	June 30, 2024	March 31, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Interest income:
Loans and leases, including fees	$114,200	$116,349	$110,990	$230,549	$219,384
Investment securities:
Investment securities available-for-sale	21,225	21,446	19,356	42,671	38,952
Investment securities held-to-maturity	13,445	13,402	13,740	26,847	27,696

Total investment income	34,670	34,848	33,096	69,518	66,648
Dividends from FHLB stock	377	419	483	796	832
Interest-earning deposits with other institutions	9,825	6,073	4,670	15,898	5,161

Total interest income	159,072	157,689	149,239	316,761	292,025

Interest expense:
Deposits	25,979	21,366	10,765	47,345	16,130
Borrowings and customer repurchase agreements	22,244	23,862	18,939	46,106	30,632

Total interest expense	48,223	45,228	29,704	93,451	46,762

Net interest income before provision for (recapture of) credit losses	110,849	112,461	119,535	223,310	245,263
Provision for (recapture of) credit losses	-	-	500	-	2,000

Net interest income after provision for (recapture of) credit losses	110,849	112,461	119,035	223,310	243,263

Noninterest income:
Service charges on deposit accounts	5,117	5,036	4,838	10,153	10,182
Trust and investment services	3,428	3,224	3,315	6,652	6,229
Other	5,879	5,853	4,503	11,732	9,447

Total noninterest income	14,424	14,113	12,656	28,537	25,858

Noninterest expense:
Salaries and employee benefits	35,426	36,401	33,548	71,827	68,795
Occupancy and equipment	5,772	5,565	5,517	11,337	10,967
Professional services	2,726	2,255	2,562	4,981	4,258
Computer software expense	3,949	3,525	3,316	7,474	6,724
Marketing and promotion	1,956	1,630	1,321	3,586	3,036
Amortization of intangible assets	1,437	1,438	1,719	2,875	3,439
(Recapture of) provision for unfunded loan commitments	(500)	-	400	(500)	900
Other	5,731	8,957	5,634	14,688	10,779

Total noninterest expense	56,497	59,771	54,017	116,268	108,898

Earnings before income taxes	68,776	66,803	77,674	135,579	160,223
Income taxes	18,741	18,204	21,904	36,945	45,183

Net earnings	$50,035	$48,599	$55,770	$98,634	$115,040

Basic earnings per common share	$0.36	$0.35	$0.40	$0.71	$0.83

Diluted earnings per common share	$0.36	$0.35	$0.40	$0.71	$0.82

Cash dividends declared per common share	$0.20	$0.20	$0.20	$0.40	$0.40

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended			Six Months Ended
	June 30, 2024	March 31, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Interest income - tax equivalent (TE)	$159,607	$158,228	$149,785	$317,835	$293,117
Interest expense	48,223	45,228	29,704	93,451	46,762

Net interest income - (TE)	$111,384	$113,000	$120,081	$224,384	$246,355

Return on average assets, annualized	1.24%	1.21%	1.36%	1.22%	1.42%
Return on average equity, annualized	9.57%	9.31%	11.03%	9.44%	11.58%
Efficiency ratio [1]	45.10%	47.22%	40.86%	46.17%	40.17%
Noninterest expense to average assets, annualized	1.40%	1.48%	1.32%	1.44%	1.34%
Yield on average loans	5.26%	5.30%	5.01%	5.28%	4.95%
Yield on average earning assets (TE)	4.37%	4.34%	4.01%	4.36%	3.96%
Cost of deposits	0.88%	0.74%	0.35%	0.81%	0.26%
Cost of deposits and customer repurchase agreements	0.87%	0.73%	0.35%	0.80%	0.26%
Cost of funds	1.38%	1.31%	0.83%	1.34%	0.66%
Net interest margin (TE)	3.05%	3.10%	3.22%	3.07%	3.33%

[1] Noninterest expense divided by net interest income before provision for credit losses plus noninterest income.

Tangible Common Equity Ratio (TCE) [2]
CVB Financial Corp. Consolidated	8.68%	8.33%	7.75%
Citizens Business Bank	8.57%	8.23%	7.67%

[2] (Capital - [GW+Intangibles])/(Total Assets - [GW+Intangibles])

Weighted average shares outstanding
Basic	138,583,510	138,428,596	138,330,131	138,419,379	138,420,067
Diluted	138,669,058	138,603,324	138,383,239	138,561,481	138,556,510
Dividends declared	$28,018	$27,886	$27,787	$55,904	$55,794
Dividend payout ratio [3]	56.00%	57.38%	49.82%	56.68%	48.50%

[3] Dividends declared on common stock divided by net earnings.

Number of shares outstanding - (end of period)	139,677,162	139,641,884	139,343,284
Book value per share	$15.12	$14.94	$14.36
Tangible book value per share	$9.55	$9.36	$8.74

	June 30, 2024	December 31, 2023	June 30, 2023
Nonperforming assets:
Nonaccrual loans	$24,957	$21,302	$6,454
Other real estate owned (OREO), net	647	-	-

Total nonperforming assets	$25,604	$21,302	$6,454

Modified loans/performing troubled debt restructured loans (TDR) [4]	$26,363	$9,460	$3,307

[4] Effective January 1, 2023, performing and nonperforming TDRs are reflected as Loan Modifications to borrowers experiencing financial difficulty.

Percentage of nonperforming assets to total loans outstanding and OREO	0.29%	0.24%	0.07%
Percentage of nonperforming assets to total assets	0.16%	0.13%	0.04%
Allowance for credit losses to nonperforming assets	323.33%	407.67%	1347.49%

	Three Months Ended			Six Months Ended
	June 30, 2024	March 31, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Allowance for credit losses:
Beginning balance	$82,817	$86,842	$86,540	$86,842	$85,117
Total charge-offs	(51)	(4,267)	(88)	(4,318)	(198)
Total recoveries on loans previously charged-off	20	242	15	262	48

Net recoveries (charge-offs)	(31)	(4,025)	(73)	(4,056)	(150)
Provision for (recapture of) credit losses	-	-	500	-	2,000

Allowance for credit losses at end of period	$82,786	$82,817	$86,967	$82,786	$86,967

Net recoveries (charge-offs) to average loans	-0.000%	-0.046%	-0.001%	-0.046%	-0.002%

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in millions)

Allowance for Credit Losses by Loan Type

	June 30, 2024		December 31, 2023		June 30, 2023
	Allowance For Credit Losses	Allowance as a % of Total Loans by Respective Loan Type	Allowance For Credit Losses	Allowance as a % of Total Loans by Respective Loan Type	Allowance For Credit Losses	Allowance as a % of Total Loans by Respective Loan Type

Commercial real estate	$69.4	1.04%	$69.5	1.02%	$67.9	0.98%
Construction	0.8	1.51%	1.3	1.91%	1.2	1.69%
SBA	2.5	0.93%	2.7	0.99%	2.7	0.95%
Commercial and industrial	5.1	0.53%	9.1	0.94%	9.1	0.95%
Dairy & livestock and agribusiness	3.8	1.08%	3.1	0.75%	5.0	1.66%
Municipal lease finance receivables	0.2	0.26%	0.2	0.29%	0.3	0.35%
SFR mortgage	0.5	0.19%	0.5	0.20%	0.4	0.17%
Consumer and other loans	0.5	1.07%	0.4	0.85%	0.4	0.73%

Total	$82.8	0.95%	$86.8	0.98%	$87.0	0.98%

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

Quarterly Common Stock Price

	2024		2023		2022
Quarter End	High	Low	High	Low	High	Low
March 31,	$20.45	$15.95	$25.98	$16.34	$24.37	$21.36
June 30,	$17.91	$15.71	$16.89	$10.66	$25.59	$22.37
September 30,	$-	$-	$19.66	$12.89	$28.14	$22.63
December 31,	$-	$-	$21.77	$14.62	$29.25	$25.26

Quarterly Consolidated Statements of Earnings

		Q2	Q1	Q4	Q3	Q2
		2024	2024	2023	2023	2023
Interest income
Loans and leases, including fees		$114,200	$116,349	$115,721	$113,190	$110,990
Investment securities and other		44,872	41,340	42,357	43,037	38,249

Total interest income		159,072	157,689	158,078	156,227	149,239

Interest expense
Deposits		25,979	21,366	18,888	16,517	10,765
Borrowings and customer repurchase agreements		22,244	23,862	19,834	16,339	18,939

Total interest expense		48,223	45,228	38,722	32,856	29,704

Net interest income before (recapture of) provision for credit losses		110,849	112,461	119,356	123,371	119,535
(Recapture of) provision for credit losses		-	-	(2,000)	2,000	500

Net interest income after (recapture of) provision for credit losses		110,849	112,461	121,356	121,371	119,035

Noninterest income		14,424	14,113	19,163	14,309	12,656
Noninterest expense		56,497	59,771	65,930	55,058	54,017

Earnings before income taxes		68,776	66,803	74,589	80,622	77,674
Income taxes		18,741	18,204	26,081	22,735	21,904

Net earnings		$50,035	$48,599	$48,508	$57,887	$55,770

Effective tax rate		27.25%	27.25%	34.97%	28.20%	28.20%

Basic earnings per common share		$0.36	$0.35	$0.35	$0.42	$0.40
Diluted earnings per common share		$0.36	$0.35	$0.35	$0.42	$0.40

Cash dividends declared per common share		$0.20	$0.20	$0.20	$0.20	$0.20

Cash dividends declared		$28,018	$27,886	$27,945	$27,901	$27,787

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands)

Loan Portfolio by Type

	June 30,	March 31,	December 31,	September 30,	June 30,
	2024	2024	2023	2023	2023

Commercial and industrial	$6,664,925	$6,720,538	$6,784,505	$6,843,059	$6,904,095
Construction	52,227	58,806	66,734	63,022	68,836
SBA	267,938	268,320	270,619	283,124	278,904
SBA - PPP	1,757	2,249	2,736	3,233	5,017
Commercial and industrial	956,184	963,120	969,895	938,064	956,242
Dairy & livestock and agribusiness	350,562	351,624	412,891	351,463	298,247
Municipal lease finance receivables	70,889	72,032	73,590	75,621	77,867
SFR mortgage	267,593	276,475	269,868	268,171	263,201
Consumer and other loans	49,771	57,549	54,072	51,875	54,988

Gross loans, at amortized cost	8,681,846	8,770,713	8,904,910	8,877,632	8,907,397
Allowance for credit losses	(82,786)	(82,817)	(86,842)	(88,995)	(86,967)

Net loans	$8,599,060	$8,687,896	$8,818,068	$8,788,637	$8,820,430

Deposit Composition by Type and Customer Repurchase Agreements

	June 30,	March 31,	December 31,	September 30,	June 30,
	2024	2024	2023	2023	2023

Noninterest-bearing	$7,090,095	$7,112,789	$7,206,175	$7,586,649	$7,878,810
Investment checking	515,930	545,066	552,408	560,223	574,817
Savings and money market	3,409,320	3,561,512	3,278,664	3,906,187	3,627,858
Time deposits	774,980	675,554	396,395	305,727	316,036

Total deposits	11,790,325	11,894,921	11,433,642	12,358,786	12,397,521

Customer repurchase agreements	268,826	275,720	271,642	269,552	452,373

Total deposits and customer repurchase agreements	$12,059,151	$12,170,641	$11,705,284	$12,628,338	$12,849,894

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands)

Nonperforming Assets and Delinquency Trends

	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023		June 30, 2023
Nonperforming loans:
Commercial real estate	$21,908	$10,661	$15,440	$3,655		$3,159
Construction	-	-	-	-		-
SBA	337	54	969	1,050		629
Commercial and industrial	2,712	2,727	4,509	4,672		2,039
Dairy & livestock and agribusiness	-	60	60	243		273
SFR mortgage	-	308	324	339		354
Consumer and other loans	-	-	-	4		-

Total	$24,957	$13,810	$21,302	$9,963	[1]	$6,454

% of Total loans	0.29%	0.16%	0.24%	0.11%		0.07%

Past due 30-89 days (accruing):
Commercial real estate	$43	$19,781	$300	$136		$532
Construction	-	-	-	-		-
SBA	-	408	108	-		-
Commercial and industrial	103	6	12	-		-
Dairy & livestock and agribusiness	-	-	-	-		555
SFR mortgage	-	-	201	-		-
Consumer and other loans	-	-	18	-		-

Total	$146	$20,195	$639	$136		$1,087

% of Total loans	0.00%	0.23%	0.01%	0.00%		0.01%

OREO:
Commercial real estate	$-	$-	$-	$-		$-
SBA	-	-	-	-		-
Commercial and industrial	647	647	-	-		-
SFR mortgage	-	-	-	-		-

Total	$647	$647	$-	$-		$-

Total nonperforming, past due, and OREO	$25,750	$34,652	$21,941	$10,099		$7,541

% of Total loans	0.30%	0.40%	0.25%	0.11%		0.08%

[1]	Includes $2.6 million of nonaccrual loans past due 30-89 days.

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

Regulatory Capital Ratios

		CVB Financial Corp. Consolidated
Capital Ratios	Minimum Required Plus Capital Conservation Buffer	June 30, 2024	December 31, 2023	June 30, 2023

Tier 1 leverage capital ratio	4.0%	10.5%	10.3%	9.8%
Common equity Tier 1 capital ratio	7.0%	15.3%	14.6%	14.1%
Tier 1 risk-based capital ratio	8.5%	15.3%	14.6%	14.1%
Total risk-based capital ratio	10.5%	16.1%	15.5%	14.9%

Tangible common equity ratio		8.7%	8.5%	7.8%

Tangible Book Value Reconciliations (Non-GAAP)

The tangible book value per share is a Non-GAAP disclosure. The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company’s performance. The following is a reconciliation of tangible book value to the Company stockholders’ equity computed in accordance with GAAP, as well as a calculation of tangible book value per share as of June 30, 2024, December 31, 2023 and June 30, 2023.

	June 30, 2024	December 31, 2023	June 30, 2023
	(Dollars in thousands, except per share amounts)

Stockholders’ equity	$2,112,427	$2,077,972	$2,001,367
Less: Goodwill	(765,822)	(765,822)	(765,822)
Less: Intangible assets	(12,416)	(15,291)	(18,303)

Tangible book value	$1,334,189	$1,296,859	$1,217,242
Common shares issued and outstanding	139,677,162	139,344,981	139,343,284

Tangible book value per share	$9.55	$9.31	$8.74

Return on Average Tangible Common Equity Reconciliations (Non-GAAP)

The return on average tangible common equity is a non-GAAP disclosure. The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company’s performance. The following is a reconciliation of net income, adjusted for tax-effected amortization of intangibles, to net income computed in accordance with GAAP; a reconciliation of average tangible common equity to the Company’s average stockholders’ equity computed in accordance with GAAP; as well as a calculation of return on average tangible common equity.

	Three Months Ended			Six Months Ended
	June 30, 2024	March 31, 2024	June 30, 2023	June 30, 2024	June 30, 2023
	(Dollars in thousands)

Net Income	$50,035	$48,599	$55,770	$98,634	$115,040
Add: Amortization of intangible assets	1,437	1,438	1,719	2,875	3,439
Less: Tax effect of amortization of intangible assets [1]	(425)	(425)	(508)	(850)	(1,017)

Tangible net income	$51,047	$49,612	$56,981	$100,659	$117,462

Average stockholders’ equity	$2,102,466	$2,098,868	$2,027,708	$2,100,666	$2,003,112
Less: Average goodwill	(765,822)	(765,822)	(765,822)	(765,822)	(765,822)
Less: Average intangible assets	(13,258)	(14,585)	(19,298)	(13,922)	(20,136)

Average tangible common equity	$1,323,386	$1,318,461	$1,242,588	$1,320,922	$1,217,154

Return on average equity, annualized [2]	9.57%	9.31%	11.03%	9.44%	11.58%

Return on average tangible common equity, annualized [2]	15.51%	15.13%	18.39%	15.32%	19.46%

[1] Tax effected at respective statutory rates.

[2] Annualized where applicable.